Exhibit 99.1

NEWS RELEASE

For Release on May 18, 2015	Contact: Steven D. Lance
4:00 PM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics Reports Results for the Fourth Quarter and FY 2015

Fourth Quarter Net Sales Increase 48%

  San Ramon, CA – May 18, 2015 – Giga-tronics Incorporated (Nasdaq: GIGA) reported today net sales for the fourth quarter of fiscal 2015 increased 48% to $4.3 million, as compared to $2.9 million for the fourth quarter of fiscal 2014. The increase in quarterly net sales was primarily due to a $771,000 increase in sales of radar filter components associated with two fighter jet programs, and $499,000 associated with initial customer acceptance of the Company’s new Advanced Signal Generation System.

Net sales for the fiscal year 2015 increased 39% to $18.5 million, as compared to $13.3 million for the fiscal year 2014. The increase in annual net sales was primarily due to a $6.5 million nonrecurring engineering (NRE) order for YIG filters and a $2.4 million Naval Air Warfare Center (Navy) order for test equipment, both of which were received in the first quarter of fiscal 2015.

Net loss for the fourth quarter of fiscal 2015 was $1.4 million or $0.25 per fully diluted share. This net loss includes a one-time non-recurring and non-cash charge of approximately $1.2 million related to the issuance of new warrants. This compares to a net loss for the fourth quarter of fiscal 2014 of $1.3 million, or $0.25 per fully diluted share.

Net loss for fiscal year 2015 was $1.7 million or $0.32 per fully diluted share. This net loss includes a one-time non-recurring and non-cash charge of approximately $1.2 million related to the issuance of new warrants. Net loss for fiscal year 2014 was $3.7 million, or $0.74 per fully diluted share. The improvements to net loss when comparing fiscal 2015 to fiscal 2014 were primarily due to increased revenues from the NRE and Navy orders, along with improved gross margins and lower operating expenses.

Non-GAAP net income for the fourth quarter of fiscal 2015 was $179,000, or $0.03 per fully diluted share, compared to a non-GAAP net loss for the fourth quarter of fiscal 2014 of $1.2 million, or $0.23 per fully diluted share.

Non-GAAP net income for fiscal 2015 was $538,000 or $0.10 per fully diluted share, compared to a non-GAAP net loss for fiscal 2014 of $3.2 million or $0.64 per fully diluted share. Non-GAAP net income/loss excludes non-cash expenses associated with the derivative revaluation, warrant charge expense and discount accretion of debt and warrant agreements as well as stock-based compensation (1).

Mr. John Regazzi, the Company's CEO stated, “We achieved an important milestone in the fourth quarter of fiscal 2015 when after years in development, two customers accepted their initial units of our Advanced Signal Generation System. With it now in production, the Advanced Signal Generation System should start contributing to the Company’s long term success.”

Mr. Regazzi concluded, “I am very pleased to see the Company achieving non-GAAP profits for the past three fiscal quarters and for all of fiscal 2015. The non-GAAP profits and the $1.5 million of net proceeds received from Alara Capital AVI II, LLC from their recent exercise of warrants has greatly improved the Company’s financial viability.”

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the fourth quarter results. To participate in the call, dial (888) 424-8151 or (847) 585-4422, and enter PIN Code 9178731#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of May 18, 2015.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA".  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning operating results, future orders, sales of new products, long term growth, shipments, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new Advanced Signal Generation System, receipt or timing of future orders, cancellations or deferrals, our ability to continue as a going concern, our need for additional financing, possible delisting from trading on the NASDAQ Capital Market and moving to the OTCQB marketplace; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 29, 2014, Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Results of Operations".

(1) Non-GAAP net income/loss and non-GAAP earnings/loss per share, differ from net income/loss and earnings/loss per share determined in accordance with GAAP (Generally Accepted Accounting Principles in the United States). Non-GAAP net income/loss and non-GAAP earnings/loss per share for the quarter and fiscal year ended March 28, 2015 exclude the effects of the revaluation of the derivative liability as well as the accretion of the discounts on debt and warrant notes entered into in March and June of 2014. Non-GAAP net income/loss and non-GAAP earnings/loss per share for the quarter and fiscal year ended March 28, 2015 also exclude the effects of a warrant charge expense related to the issuance of new warrants issued in February 2015. These numbers also exclude the impact of Stock Based Compensation which is also excluded from non-GAAP operating margin, operating expenses and operating income/loss. These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A schedule reconciling non-GAAP financial measures is included in the financial information appearing at the end of this press release. Giga-tronics utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance to evaluate and manage its internal business and to assist in making financial operating decisions. Giga-tronics believes that the inclusion of non-GAAP financial measures, together with GAAP measures, provides investors with an alternative presentation useful to investors' understanding of Giga-tronics’ core operating results and trends. Additionally, Giga-tronics believes that the inclusion of non-GAAP measures, together with GAAP measures, provides investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by Giga-tronics.

GIGA-TRONICS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands except share data)	March 28, 2015	March 29, 2014
Assets
Current assets:
Cash and cash-equivalents	$1,170	$1,059
Trade accounts receivable, net of allowance of $45 and $44, respectively	2,354	1,846
Inventories, net	3,365	3,321
Prepaid expenses and other current assets	373	349
Total current assets	7,262	6,575
Property and equipment, net	718	949
Other long term assets	74	69
Total assets	$8,054	$7,593
Liabilities and shareholders' equity
Current liabilities:
Line of credit	$—	$1,165
Current portion of long term debt	811	200
Accounts payable	973	1,430
Accrued payroll and benefits	678	755
Deferred revenue	1,127	1,329
Deferred rent	127	104
Capital lease obligations	69	147
Other current liabilities	501	472
Total current liabilities	4,286	5,602
Long term loan and warrant debt, net of discounts	392	672
Derivative Liability-at estimated fair value	252	128
Long term obligations - deferred rent	111	237
Long term obligations - capital lease	58	77
Total liabilities	5,099	6,716

Shareholders' equity:
Convertible preferred stock of no par value;
Authorized - 1,000,000 shares
Series A - designated 250,000 shares; no shares at March 28, 2015 and March 29, 2014 issued and outstanding	—	—
Series B, C, D - designated 19,500 shares; 18,533.31 shares at March 28, 2015 and March 29, 2014 issued and outstanding; (liquidation preference of $3,540)	2,911	2,911
Common stock of no par value;
Authorized - 40,000,000 shares; 6,706,065 shares at March 28, 2015 and 5,181,247 at March 29, 2014 issued and outstanding	19,975	16,224
Accumulated deficit	(19,931)	(18,258)
Total shareholders' equity	2,955	877
Total liabilities and shareholders' equity	$8,054	$7,593

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Month Periods Ended		Years Ended
	March 28,	March 29,	March 28,	March 29,
(In thousands except share and per share data)	2015	2014	2015	2014
Net sales	$4,325	$2,905	$18,452	$13,309
Cost of sales	2,344	2,139	10,445	8,811
Gross margin	1,981	766	8,007	4,498

Operating expenses:
Engineering	647	857	3,210	3,897
Selling, general and administrative	1,382	1,135	4,783	4,809
Restructuring	—	(29)	—	331
Total operating expenses	2,029	1,963	7,993	9,037

Operating income/(loss)	(48)	(1,197)	14	(4,539)

Gain on sale of product line	—	—	—	913
Loss on adjustment of derivative liability to fair value	(17)	—	—	—
Warrant expense	(1,232)	—	(1,232)	—
Other loss	—	(16)	(2)	(8)
Interest expense, net	(55)	(53)	(254)	(106)
Accretion of loan and warrant debt discounts	(38)	—	(152)	—
Loss before income taxes	(1,390)	(1,266)	(1,626)	(3,740)
Provision for income taxes	—	—	47	2
Net loss	$(1,390)	$(1,266)	$(1,673)	$(3,742)

Loss per common share – basic	$(0.25)	$(0.25)	$(0.32)	$(0.74)
Loss per common share – diluted	$(0.25)	$(0.25)	$(0.32)	$(0.74)

Weighted average common shares used in per share calculation:
Basic	5,616	5,060	5,279	5,058
Diluted	5,616	5,060	5,279	5,058

RECONCILIATION OF NET LOSS TO NON-GAAP NET INCOME/(LOSS)
(Unaudited in thousands, except for share and per share data)
	Three Month Periods Ended		Years Ended
	March 28,	March 29,	March 28,	March 29,
	2015	2014	2015	2014
Net loss	$(1,390)	$(1,266)	$(1,673)	$(3,742)
Adjustments to reconcile net loss to non-GAAP net income/(loss):
Warrant charge expense	1,232	—	1,232	—
Stock based compensation expense	282	96	827	494
(Gain) / loss on adjustment of derivative liability to fair value	17	—	—	—
Accretion of loan and warrant debt discounts	38	—	152	—
Non-GAAP net income/(loss)	$179	$(1,170)	$538	$(3,248)
Non-GAAP earnings/(loss) per common share-basic	$0.03	$(0.23)	$0.10	$(0.64)
Non-GAAP earnings/(loss) per common share- diluted	$0.03	$(0.23)	$0.10	$(0.64)
Shares used in the calculation of non-GAAP earnings/(loss) per share:
Basic	5,616	5,060	5,279	5,058
Diluted	5,616	5,060	5,279	5,058

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Month Periods Ended

	March 28,	December 27,	September 27,	June 28,
(In thousands except share and per share data)	2015	2014	2014	2014
Net sales	$4,325	$4,509	$5,110	$4,508
Cost of sales	2,344	2,637	2,794	2,670
Gross margin	1,981	1,872	2,316	1,838

Operating expenses:
Engineering	647	672	962	929
Selling, general and administrative	1,382	1,133	1,241	1,027
Total operating expenses	2,029	1,805	2,203	1,956

Operating income/(loss)	(48)	67	113	(118)

Gain / (loss) on adjustment of derivative liability to fair value	(17)	107	103	(193)
Other (expense) income	(1,232)	—	—	(2)
Interest expense, net	(55)	(62)	(78)	(59)
Accretion of loan and warrant debt discounts	(38)	(45)	(45)	(24)
Income/(loss) before income taxes	(1,390)	67	93	(396)
Provision for income taxes	—	—	—	47
Net income/(loss)	$(1,390)	$67	$93	$(443)

Earnings/(loss) per common share – basic	$(0.25)	$0.01	$0.01	$(0.09)
Earnings/(loss) per common share – diluted	$(0.25)	$0.01	$0.01	$(0.09)

Weighted average common shares used in per share calculation:
Basic	5,616	5,208	5,178	5,113
Diluted	5,616	5,463	5,720	5,113

RECONCILIATION OF NET INCOME/(LOSS) TO NON-GAAP NET INCOME/(LOSS)
(Unaudited in thousands, except share and per share data)
	Three Month Periods Ended
	March 28,	December 27,	September 27,	June 28,
	2015	2014	2014	2014
Net income/(loss)	$(1,390)	$67	$93	$(443)
Adjustments to reconcile net income/(loss) to non-GAAP net income/(loss):
Warrant charge expense	1,232	—	—	—
Stock based compensation expense	282	234	227	84
(Gain) / loss on adjustment of derivative liability to fair value	17	(107)	(103)	193
Accretion of loan and warrant debt discounts	38	45	45	24
Non-GAAP net income/(loss)	$179	$239	$262	$(142)
Non-GAAP earnings/(loss) per common share-basic	$0.03	$0.03	$0.04	$(0.03)
Non-GAAP earnings/(loss) per common share- diluted	$0.03	$0.03	$0.03	$(0.03)
Shares used in the calculation of non-GAAP earnings/(loss) per share:
Basic	5,616	5,208	5,178	5,113
Diluted	5,616	5,463	5,720	5,113